Exhibit 4.23

State of Delaware Secretary of State Division of Corporations Delivered 09:50 AM 05/29/2012 FILED 09:44 AM 05/29/2012 SRV 120647237 - 4362134 FILE

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of the

SERIES B CONVERTIBLE PREFERRED STOCK

of

AVAYA HOLDINGS CORP.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Avaya Holdings Corp., a Delaware corporation (the “Corporation”), by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors has duly provided for the issuance of and created a series of Preferred Stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted this Certificate of Designation, Preferences and Rights of Preferred Stock (the “Certificate”).

Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. DESIGNATION AND AMOUNT. The designation of the second series of the authorized preferred stock, par value $0.001 per share, of the Corporation shall be the Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock shall initially be 52,500, subject to increase or decrease (but not in excess of the authorized shares of preferred stock of the Corporation and not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors and, in each case, subject to Section 8.1 hereof. The Series B Preferred Stock shall rank senior to the Series A Preferred Stock currently outstanding (the “Existing Preferred Stock”) and senior to the Common Stock of the Corporation as to dividends and as to distributions of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

2. DEFINITIONS. Certain capitalized terms are used in this Certificate as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Certificate, (b) references to a particular Section include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Certificate. References to “the date hereof” mean the effective date of this Certificate.

“Accruing Dividends” shall have the meaning set forth in Section 3.

“Common Stock” means the shares common stock, par value $0.001 per share, of the Corporation and any shares of capital stock of the Corporation issued or issuable with respect to such common stock by way of conversion, dividend or other distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, exchange, subdivision or similar transactions or any combination thereof.

“Conversion Price” shall have the meaning set forth in Section 6.5.

“Corporation” means Avaya Holdings Corp., a Delaware corporation.

“Existing Preferred Stock” shall have the meaning set forth in Section 1.

“Initial Public Offering” means the first underwritten public offering and sale of the equity securities of the Corporation or its successor for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Junior Stock” shall have the meaning set forth in Section 8.1.1.

“Manager” means Sierra Manager Co-Invest, LLC or its successor determined in accordance with Section 3.02 of the Limited Liability Company Operating Agreement of Sierra Co-Invest III, LLC.

“Member” means any “Member” of Co-Invest III, LLC, as defined in the Limited Liability Company Operating Agreement of Sierra Co-Invest III, LLC.

“Original Purchase Price” means the original purchase price of $4,000.00 per share (subject to proportional adjustment for subsequent stock splits, combinations and dividends and similar recapitalizations).

“Permitted Transferee” means (i) a Person controlled by, under the control of or under common control with a holder or (ii) in the case of any holder that is a partnership, limited liability company, or any foreign equivalent thereof, any partner, member or foreign equivalent thereof of such holder; provided, however, that a partner, member or foreign equivalent thereof of a holder shall not be a Permitted Transferee under clause (ii) unless the transfer to such Person is made in a pro rata distribution in accordance with the applicable partnership agreement, limited liability company agreement or foreign equivalent thereof, as the case may be.

“Person” means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability corporation and any governmental department or agency or political subdivision.

“Qualified Public Offering” or “QPO” means the first public offering and sale of the equity securities of the Corporation or its successor pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, which, in combination with any previous public offering and sale pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, results in receipt by the sellers thereof of net proceeds of $500 million in the aggregate in public offerings and sales pursuant to effective registration statements (other than on Form S-4, S-8 or a comparable form) under the Securities Act or under Rule 144, provided that a QPO cannot occur prior to an Initial Public Offering but the Initial Public Offering may also be a QPO.

“Required Holders” means the holders of the majority of the outstanding shares of Series B Preferred Stock.

“Series B Preferential Amount” shall having the meaning set forth in Section 4.

“Series B Preferred Stock” shall have the meaning set forth in Section 1.

3. DIVIDENDS. The holders of shares of the Series B Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors and in preference to the holders of any and all other series or classes of capital stock of the Corporation, and shall be payable either in cash or, at the Corporation’s option, by issuance of additional fully paid and nonassessable shares of Series B Preferred Stock in lieu of the payment in cash of all or a portion of the dividend otherwise payable on any dividend payment date, cumulative annual dividends (the “Accruing Dividends”) on the Series B Preferred Stock accruing daily at a rate of 8% per annum on the Original Purchase Price, compounded annually from and after the first date of issuance of any shares of Series B Preferred Stock. To the extent that dividends are declared on any Junior Stock, (a) no such dividends shall be paid until all accrued and unpaid Accruing Dividends on the Series B Preferred Stock have been paid to the holders of Series B Preferred Stock, and (b) such dividends shall not be paid at a rate greater than the rate paid on Series B Preferred Stock. The holders of the Series B Preferred Stock shall be entitled to participate on an as converted basis in any dividends payable on the Common Stock.

4. LIQUIDATION PREFERENCE. In the event of (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or, (b) unless the Required Holders determine otherwise, (1) a sale or exclusive lease of all or substantially all of the assets of the Corporation, or (2) an acquisition of the Corporation by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the shareholders of the Corporation immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Corporation (the events specified in (a) and (b), collectively, the “Liquidation Preference Events”), distributions to the stockholders of the Corporation shall be made in the following manner. The holders of the Series B Preferred Stock shall be entitled to receive, in cash, prior and in preference to any other distribution of any of the assets of the Corporation to the holders of all series and classes of the Corporation’s stock by reason of their ownership of such stock, an amount per share equal to the amount that would be paid upon redemption of the Series B Preferred Stock as determined in accordance with Section 6.6 (such amount being referred to as the “Series B Preferential Amount”).

Notwithstanding the foregoing, if the amount which would be receivable in connection with a Liquidation Preference Event if the Series B Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Preference Event is greater than the amount which would be paid under the foregoing provisions, the then holders of the Series B Preferred Stock shall be entitled to receive such greater amount.

If cash assets of the Corporation shall be insufficient to permit the payment of the full Series B Preferential Amount to the holders of Series B Preferred Stock, then all cash assets legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in accordance with the aggregate liquidation preferences of the shares of the Series B Preferred Stock held by each of them, and the remaining assets of the Corporation shall be distributed to them to the extent of any Series B Preferential Amount payable, based on the fair value of such assets, and if such remaining assets of the Corporation shall be insufficient to permit the payment of the full Series B Preferential Amount, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in accordance with the aggregate liquidation preferences of the shares of Series B Preferred Stock held by each of them. After payment has been made to the holders of Series B Preferred Stock of the full amount to which they are entitled, the holders of Junior Stock shall be entitled to share in the remaining assets without participation by the holders of Series B Preferred Stock.

5. VOTING RIGHTS. Except as required by Delaware law or as otherwise provided by the Certificate of Incorporation (including this Certificate), the holders of Series B Preferred Stock shall have no right to vote their shares at any stockholders’ meeting or provide consent to any action taken by stockholders in writing in lieu of a meeting, nor shall they be entitled to notice of any stockholders’ meeting or solicitation of stockholders’ consents.

6. REDEMPTION AND CONVERSION.

6.1. Redemption at the Holder’s Option. If a Qualified Public Offering has not yet occurred, the Required Holders may elect on or after the fifth anniversary of the closing of the issuance of the Series B Preferred Stock to require the Corporation to redeem for cash (in accordance with Section 6.6) all the then outstanding shares of Series B Preferred Stock.

6.2. Redemption at the Corporation’s Option. The Corporation may at any time, by delivery of the notice specified in Section 6.7, redeem for cash (in accordance with Section 6.6) all of the then outstanding shares of Series B Preferred Stock.

6.3. Optional Conversion. Each holder of the Series B Preferred Stock shall have the right at any time prior to a Qualified Public Offering to convert (in accordance with Section 6.5) the shares of Series B Preferred Stock into shares of Common Stock.

6.4. Mandatory Conversion or Redemption Rights. Notwithstanding the foregoing optional conversion and redemption rights, concurrently with (i) the consummation of a Qualified Public Offering or (ii) if so determined by the Required Holders, the consummation of an Initial Public Offering that is not a Qualified Public Offering, the Series B Preferred Stock shall be mandatorily converted into Common Stock (in accordance with Section 6.5) or redeemed for cash (in accordance with Section 6.6); provided, that the determination of which of such conversion or redemption shall occur will be determined by the Required Holders; provided, however, that, if the Total Leverage Ratio (as defined in the Credit Agreement, dated as of October 26, 2007, by and among Avaya Inc., the several subsidiary borrowers party thereto, the Corporation, Citicorp USA, INC., as Administrative Agent and Swing Line Lender, Citibank, N.A., as L/C Issuer, and each lender from time to time party thereto) of the Corporation after giving effect to such Qualified Public Offering or Initial Public Offering, as applicable, and the application of the proceeds thereof would be greater than 5.0x, the Series B Preferred Stock will automatically convert into Common Stock.

6.5. Rate of Conversion. Upon a conversion, the number of shares of Common Stock into which each share of Series B Preferred Stock may be converted shall be determined by dividing the Original Purchase Price plus all accrued and unpaid dividends by the lesser of (a) one one-thousandth (1/1000th) of the Original Purchase Price (as adjusted pursuant to Section 7); or (b) in the event that such conversion is in connection with an Initial Public Offering or a Qualified Public Offering, the offering price per share in such Initial Public Offering or Qualified Public Offering, as applicable (such amount, the “Conversion Price”).

6.6. Redemption Price. Upon a redemption, the Corporation must redeem for cash all of the then outstanding shares of Series B Preferred Stock at price per share equal to the Original Purchase Price (x) multiplied by the redemption premium, calculated as follows based on the date fixed for redemption: (1) from the date of issuance through the date of the 1st anniversary thereof, 110%; (2) from the date that follows the 1st anniversary through the date of the 2nd anniversary, 120%; (3) from the date that follows the 2nd anniversary through the date of the 3rd anniversary, 130%; (4) from the date that follows the 3rd anniversary through the date of the 4th anniversary, 140% and (4) any date that follows the 4th anniversary of the date of issuance, 150%, (y) plus all accrued and unpaid dividends. The redemption rights of the Series B Preferred Stock will be senior to the rights of the Existing Preferred Stock.

6.7. Notice of Redemption. Written notice of redemption of Series B Preferred Stock pursuant to Section 6.2 shall be given not fewer than five Business Days prior to the redemption date, to each holder of record of shares of the Series B Preferred Stock, at such holder’s address on the books of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of the Series B Preferred Stock to be redeemed; (c) the Series B Preferential Amount allocable to the shares of such holder to be redeemed; and (d) the place or places where certificates representing such shares are to be surrendered for payment of the Series B Preferential Amount allocable to such holder’s shares to be redeemed. If fewer than all of the shares of Series B Preferred Stock are to be redeemed on any redemption date, Series B Preferred Stock shall be redeemed from the holders thereof pro rata from each holder based on the number of shares of Series B Preferred Stock then held by each holder.

6.8. Cancellation of Shares. If any shares of Series B Preferred Stock are redeemed pursuant to this Section 6 and the holder thereof fails to deliver the certificate representing such shares in accordance with this Certificate, the Corporation may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

7. ANTI-DILUTION PROVISIONS.

7.1. Adjustments to Conversion Price for Diluting Issues.

(a) Special Definitions. For purposes of this Section 7, the following definitions shall apply:

(b) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(c) “Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(e) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 7.1.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 7.2, 7.3, 7.4, 7.5;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including up to an aggregate of 52,772,282 shares of Common Stock (or common stock equivalents) issued in connection with awards under the Company’s equity incentive plans;

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common

Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(v) any warrants issued in connection with the purchase of any Series B Preferred Stock.

7.1.2. No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Required Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

7.1.3. Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or

Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1.4 (either because the consideration per share (determined pursuant to Subsection 7.1.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 7.1.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 7.1.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 7.1.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 7.1.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation could first be made.

7.1.4. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 7.1.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series B Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

7.1.5. Determination of Consideration. For purposes of this Subsection 7.1, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 7.1.3, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

7.1.6. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.1.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

7.2. Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.3. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(l)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance as of the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance as of the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

7.4. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in cash, securities of the Corporation

(other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such cash, securities or other property in an amount equal to the amount of such cash, securities or other property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

7.5. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 4, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 7.1, 7.3 or 7.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

7.6. Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Corporation and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock for the purpose of this Section 7.

7.7. Adjustments at the Discretion of the Board. If any event of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board will make an appropriate adjustment in its sole discretion in the Conversion Price as to protect the rights of the holders of the Series B Preferred Stock in a manner consistent with the provisions of this Section 7; provided, that no such adjustment pursuant to this Subsection 7.7 shall increase the Conversion Price or otherwise decrease the number of shares of Common Stock issuable as otherwise determined pursuant to this Section 7.

7.8. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

8. CERTAIN COVENANTS.

8.1. Special Restrictions. At any time when shares of Series B Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation (and in addition to any other vote required by law or by the Certificate of Incorporation), without the affirmative vote of the Required Holders, given at a meeting or by written consent in lieu of a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

8.1.1. create, authorize, or issue any additional class or series of shares of stock, or issue any shares thereof, unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event (any such class or series of shares of stock, including without limitation any currently or subsequently issued or issuable Common Stock and the Existing Preferred Stock, “Junior Stock”), or increase or decrease the authorized amount of shares of the Series B Preferred Stock or increase the authorized amount of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event, or create or authorize any instrument or security convertible into shares of Series B Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, reorganization or otherwise;

8.1.2. amend, alter, waive, or repeal its Certificate of Incorporation, bylaws or similar organizational documents, whether by amendment, merger, consolidation or other reorganization, in a manner that is adverse to the holders of Series B Preferred Stock in any respect;

8.1.3. purchase or set aside any sums for the purchase or redemption of any shares of stock or other securities other than the Series B Preferred Stock, except for repurchases required or otherwise permitted under the Management Stockholders’ Agreement, by and among the Corporation and the parties thereto, dated as of October 26, 2007, as amended, or any other agreement between the Corporation and an employee of the Corporation or its direct or indirect subsidiaries;

8.1.4. consolidate or merge into or with any other entity or entities, whether or not the Corporation or a subsidiary is the surviving corporation (other than a merger between any of the Corporation’s wholly-owned subsidiaries);

8.1.5. sell, transfer or otherwise dispose (which for purposes of clarification excludes inventory and other sales in the ordinary course of business) of more than 25% of the fair market value of the Corporation’s consolidated assets in any transaction or series of related transactions; or

8.1.6. issue any debt securities which are convertible into capital stock.

8.1.7. declare, pay or make any dividends or other distributions on any Junior Stock.

8.2. No Impairment. The Corporation will not, by amendment of its Certificate of lncorporation or through any reorganization, recapitalization, transfer of all or a substantial portion of its assets, consolidation, merger, dissolution, issue or sale of securities, closing of transfer books or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but will at all times in good faith assist in carrying out all the provisions of this Certificate and in taking all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against impairment as hereinabove contemplated.

8.3. Notice of Certain Events. If at any time:

(a) the Corporation shall declare any dividend or distribution payable to the holders of any of its Junior Stock;

(b) any recapitalization or reorganization of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

(c) a voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall occur;

then, in any one or more of such cases, the Corporation shall give the registered holders of the Series B Preferred Stock written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Junior Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Junior Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least five days prior to the record date with respect thereto.

8.4. No Reissuance of Series B Preferred Stock. No shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

9. RESTRICTIONS ON TRANSFER. Until the earlier of (i) May 25, 2017 and (ii) a Qualified Public Offering (the “Initial Holding Period”), no holder may transfer any Series B Preferred Stock except (i) to a Permitted Transferee or (ii) with the prior written consent of the Manager, which consent may be withheld by the Manager in its sole discretion.

10. RESERVATION OF COMMON STOCK.

10.1. Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding, assuming that the Conversion Price equaled the 1/1000th the Original Purchase Price.

10.2. Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders); provided, that such shares of Common Stock shall be subject to the Second Amended & Restated Stockholders Agreement of the Corporation.

10.3. Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

11. AMENDMENTS. The provisions of these terms of the Series B Preferred Stock may not be amended, modified or waived (whether through amendment to the Certificate of Incorporation, merger, consolidation or otherwise) without the written consent or affirmative vote of the Required Holders, acting as a separate class. Except to the extent required by law, the vote of the holders of any other class of capital stock of the Corporation is not required for the amendment, modification or waiver (whether through merger, consolidation or otherwise) of the terms of the Series B Preferred Stock as set forth in this Certificate of Designation.

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Avaya Holdings Corp. has caused this certificate to be signed by its Treasurer, and attested by its Chief Administrative Officer, this 29 day of May, 2012.

Name: Matthew Booher
Title: Treasurer

ATTEST:

Name: Pamela Craven
Title: Chief Administrative Officer

[Signature Page to Certificate of Designation (Series B Preferred Stock)]